Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

Avnet, Inc. Reports Second Quarter Fiscal Year 2012 Results

Record Q2 EPS and Strong Cash Flow

Phoenix, January 26, 2012—Avnet, Inc. (NYSE:AVT) today announced results for the second quarter fiscal year 2012 ended December 31, 2011.

Q2 Fiscal 2012 Results

	September 30,	September 30,	September 30,
	Second Quarter Ended
	December 31,	January 1,
	2011	2011	Change
	$ in millions, except per share data
Sales	$6,693.6	$6,767.5	-1.1%

GAAP Operating Income	$230.9	$227.6	1.4%
Adjusted Operating Income (1)	$265.4	$256.7	3.4%

GAAP Net Income	$147.0	$141.0	4.2%
Adjusted Net Income (1)	$172.0	$164.8	4.4%

GAAP Diluted EPS	$0.98	$0.91	7.7%
Adjusted Diluted EPS (1)	$1.15	$1.07	7.5%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended December 31, 2011 declined slightly year over year, both on a reported and pro forma basis, to $6.69 billion

•	Adjusted operating income of $265.4 million increased 3.4% from the year ago quarter and adjusted operating income margin increased 17 basis points to 3.96%

•	Adjusted diluted earnings per share was $1.15, up 7.5% year over year

Rick Hamada, Chief Executive Officer, commented, “While the macro environment presented some top line challenges, our team did a good job adjusting to market conditions and delivered another strong quarter with improvements across many parts of our business. Improved profitability at TS, higher prices for hard disk drives and a lower share count helped propel adjusted earnings per share up 28% sequentially and 7% year over year. The improvement at TS and another solid performance at EM drove our return on capital employed back within our target range of 14% to 16% while cash flow from operations for the quarter was strong at $450 million. With EM expected to return to more normalized seasonal growth in the March quarter and an outlook for continued investments in IT data centers, we remain confident we can continue to grow earnings organically and supplement that growth with investments in value-creating M&A and our share repurchase program.”

Avnet Electronics Marketing Results

	September 30,	September 30,	September 30,
		Year-over-Year Growth Rates
	Q2 FY 12	Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)
Total	$3,595.6	1.0%	-3.5%
Excluding FX (1)		1.0%	-3.5%
Americas	$1,401.8	14.9%	5.3%
EMEA	$943.3	-12.6%	-12.8%
Excluding FX (1)		-12.1%	-12.3%
Asia	$1,250.5	-0.7%	-4.7%

	Q2 FY 12	Q2 FY 11	Change
Operating Income	$174.9	$183.4	$(8.5)

Operating Income Margin	4.86%	5.16%	-30	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue increased 1.0% year over year to $3.6 billion while pro forma revenue was down 3.5% in constant dollars

•	Operating income margin decreased 30 basis points year over year to 4.9% due primarily to lower revenue most notably in the higher margin EMEA region

•	Working capital (defined as receivables plus inventory less accounts payables) decreased 9% sequentially, with inventory declining by 5%

Mr. Hamada added, “EM revenue came in as expected while the supply chain correction resulted in the second consecutive quarter of below seasonal revenue growth. Despite these challenges, operating income margin came in better than expected due to higher pricing for hard disk drives as a result of supply constraints coupled with expense reductions implemented in light of business conditions. Working capital declined over 9% sequentially with inventory down 5% in reported dollars and 4% after adjusting for acquisitions and currency. With the book to bill ratio approaching parity for the quarter and all three regions showing sequential improvement, we expect revenue growth to return to more seasonal trends in the March quarter, excluding the impact of foreign currency exchange rates. Although the cyclical inventory correction has negatively impacted our results for the past two quarters, on a trailing twelve month basis, EM operating income margin is at the high end of our target range and its ROCE is exceeding our long-range target.”

Avnet Technology Solutions Results

	September 30,	September 30,	September 30,
		Year-over-Year Growth Rates
	Q2 FY 12	Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)
Total	$3,098.0	-3.5%	2.5%
Excluding FX (1)		-3.0%	3.0%
Americas	$1,648.3	-9.6%	5.5%
EMEA	$1,006.2	-3.8%	-6.1%
Excluding FX (1)		-2.6%	-4.9%
Asia	$443.5	30.6%	14.4%

	Q2 FY 12	Q2 FY 11	Change
Operating Income	$118.9	$105.2	$13.7

Operating Income Margin	3.84%	3.28%	56	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue declined 3.5% year over year to $3.1 billion and pro forma revenue increased 2.5% in reported dollars and 3.0% in constant dollars

•	Industry standard servers and software revenue grew more than 35% year over year while storage revenue grew more than 20%

•	Operating income margin increased 56 basis points year over year to 3.8%, representing the third consecutive quarter of improvement

•	Return on working capital (ROWC) increased both sequentially and year over year

Mr. Hamada further added, “TS leveraged the typical year-end seasonality into improved profitability, both sequentially and year over year, with all three regions contributing meaningfully. In EMEA, our continuing focus on profitable growth and restructuring initiatives combined to drive operating income up 30% and operating income margin up 92 basis points year over year, even as pro forma revenue declined 5% in constant currency. In Asia, where we have increased our emphasis on returns, pro forma revenue increased 14% over the year ago quarter, while operating income was up over 100% and operating income margin grew more than 60 basis points both sequentially and year over year. In the Americas, operating income margin and return on capital employed remained above our targets as we continued with solid execution in North America and benefitted from our recent investments in Latin America. With a strong position in developed markets and an expanded footprint in higher growth markets, TS remains well positioned to translate continued demand for datacenter solutions into higher earnings and returns across the portfolio.”

Cash Flow/Buyback

•	Cash from operations was $450 million for the quarter and $715 million for the last four quarters

•	Cash and cash equivalents at the end of the quarter was $969 million; net debt (total debt less cash and cash equivalents) was $1.02 billion

•

During the quarter, 4.61 million of shares were repurchased under the recently authorized $500 million share repurchase program for an aggregate cost of $135.1 million. Since the program started in mid-August 2011 through the end of the second quarter, 8.06 million shares have been repurchased for an aggregate cost of $225.9 million

Ray Sadowski, Chief Financial Officer, stated, “A strong operating income performance and solid working capital management contributed to $450 million of cash being generated from operations during the quarter. We also continued investing in value-creating acquisitions and took advantage of an attractive stock valuation to repurchase 4.6 million shares of our stock in the second quarter.”

Outlook For 3rd Quarter of Fiscal 2012 Ending on March 31, 2012

•	EM sales are expected to be in the range of $3.55 billion to $3.85 billion and TS sales are expected to be between $2.40 billion and $2.70 billion

•	Consolidated sales are forecasted to be between $5.95 billion and $6.55 billion

•	Adjusted diluted earnings per share is expected to be in the range of $0.94 to $1.02 per share

•	The adjusted diluted EPS guidance above assumes 148.1 million average diluted shares outstanding used to determine earnings per share and a tax rate of 29% to 31%

The above adjusted diluted EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the third quarter of fiscal 2012 is $1.30 to €1.00. This compares with an average exchange rate of $1.37 to €1.00 in the third quarter of fiscal 2011 and $1.35 to €1.00 in the second quarter of fiscal 2012.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Second Quarter Fiscal 2012

	September 30,	September 30,	September 30,	September 30,
	Second Quarter Ended Fiscal 2012
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$230,889	$208,038	$147,023	$0.98
Restructuring, integration and other charges	34,505	34,505	23,563	0.16
Other	—	1,399	854	0.01
Income tax adjustments	—	—	539	—

Total adjustments	34,505	35,904	24,956	0.17

Adjusted results	$265,394	$243,942	$171,979	$1.15

Items impacting the second quarter of fiscal 2012 consisted of the following:

•

restructuring, integration and other charges of $34.5 million pre-tax related to cost reduction actions initiated during the second quarter and acquisition and integration charges associated with acquired businesses. The charges consisted of $19.8 million for severance, $7.4 million for facility exit costs, $3.4 million for integration costs, $3.1 million for transaction costs, $1.7 million for other restructuring charges, and a reversal of $0.9 million to adjust prior year restructuring reserves;

•	$1.4 million pre-tax related to the write-down of a small investment and the write-off of deferred financing costs associated with the early retirement of a credit facility; and

•

an income tax adjustment of $0.5 million primarily related to the combination of a favorable audit settlement and release of a valuation allowance on certain deferred tax assets which were determined to be realizable, mostly offset by changes to existing tax positions primarily for transfer pricing.

Second Quarter Fiscal 2011

	September 30,	September 30,	September 30,	September 30,
	Second Quarter Ended Fiscal 2012
	OpIncome	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$227,602	$202,994	$141,034	$0.91
Restructuring, integration and other charges	29,112	29,112	20,827	0.14
Income tax adjustments	—	—	2,935	0.02

Total adjustments	29,112	29,112	23,762	0.16

Adjusted results	$256,714	$232,106	$164,796	$1.07

Items impacting the second quarter of fiscal 2011 consisted of the following:

•

restructuring, integration and other charges of $29.1 million pre-tax which were incurred primarily in connection with the acquisition and integration of acquired businesses and consisted of $10.6 million for severance, $11.5 million for facility exit related costs, fixed asset write downs and other related charges, $8.8 million for integration-related costs, $1.3 million for transaction costs associated with acquisitions, $0.4 million for other charges, and a reversal of $3.5 million to adjust prior year restructuring reserves; and

•	income tax adjustments of $2.9 million primarily related to uncertainty surrounding deferred tax assets and additional transfer pricing exposure.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2011; (ii) the impact of a fiscal 2011 divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2011; and (iii) the impact of a transfer of the Latin America computing components business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2012, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $111 million in the second quarter of fiscal 2011. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

	September 30,	September 30,	September 30,
		Acquisition /
	Revenue	Divested	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)
Q12012 Fiscal	$6,426,006	$21,224	$6,447,230
Q2 Fiscal 2012	6,693,573	620	6,694,193

Fiscal year 2012	$13,119,579	$21,844	$13,141,423

Q1 Fiscal 2011	$6,182,388	$39,832	$6,222,220
Q2 Fiscal 2011	6,767,495	(20,513)	6,746,982
Q3 Fiscal 2011	6,672,404	86,802	6,759,206
Q4 Fiscal 2011	6,912,126	91,296	7,003,422

Fiscal year 2011	$26,534,413	$197,417	$26,731,830

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
Amosdec	TS	July 2011
Prospect Technology	EM	August 2011
JC Tally Trading & subsidiary	EM	August 2011
DE2	EM	November 2011

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

	September 30,	September 30,	September 30,
		Q2 FY 12	Q2 FY 11
Sales		6,693,573	6,767,495
Sales, annualized	(a)	26,774,293	27,069,978

Adjusted operating income (1)		265,394	256,714
Adjusted operating income, annualized	(b)	1,061,576	1,026,857
Adjusted effective tax rate (2)		29.28%	27.97%
Adjusted operating income, net after tax	(c)	750,747	739,645

Average monthly working capital (3)
Accounts receivable		4,565,435	4,485,056
Inventory		2,622,126	2,567,959
Accounts payable		(3,109,372)	(3,351,858)

Average working capital	(d)	4,078,189	3,701,157

Average monthly total capital (3)	(e)	5,246,036	4,650,768

ROWC = (b) / (d)		26.03%	27.74%
WC Velocity = (a) / (d)		6.57	7.31
ROCE = (c ) / (e)		14.31%	15.90%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)

Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY11) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	September 30,	September 30,
	SECOND QUARTERS ENDED
	December 31,	JANUARY 1,
	2011 *	2011 *

Sales	$6,693.6	$6,767.5

Income before income taxes	208.0	203.0

Net income	147.0	141.0

Net income per share:
Basic	$1.00	$0.93
Diluted	$0.98	$0.91

	September 30,	September 30,
	FIRST HALVES ENDED
	December 31,	JANUARY 1,
	2011 *	2011 *

Sales	$13,119.6	$12,949.9

Income before income taxes	403.9	407.8

Net income	286.1	279.2

Net income per share:
Basic	$1.91	$1.84
Diluted	$1.88	$1.81

*	See Notes to Consolidated Statements of Operations on Page 15.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	September 30,	September 30,	September 30,	September 30,
	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 31,	JANUARY 1,	DECEMBER 31,	JANUARY 1,
	2011 *	2011 *	2011 *	2011 *

Sales	$6,693,573	$6,767,495	$13,119,579	$12,949,883
Cost of sales	5,909,439	5,994,301	11,581,848	11,453,544

Gross profit	784,134	773,194	1,537,731	1,496,339

Selling, general and administrative expenses	518,740	516,480	1,049,273	1,017,096
Restructuring, integration and other charges (Note 1 *)	34,505	29,112	34,505	57,179

Operating income	230,889	227,602	453,953	422,064

Other income (expense), net	742	(360)	(4,634)	2,979
Interest expense	(22,194)	(24,248)	(44,065)	(46,273)
Gain on bargain purchase and other (Note 2 *)	(1,399)	—	(1,399)	29,023

Income before income taxes	208,038	202,994	403,855	407,793

Income tax provision	61,015	61,960	117,802	128,585

Net income	$147,023	$141,034	$286,053	$279,208

Net earnings per share:
Basic	$1.00	$0.93	$1.91	$1.84

Diluted	$0.98	$0.91	$1.88	$1.81

Shares used to compute earnings per share:
Basic	147,188	152,137	149,729	152,071

Diluted	149,666	154,259	152,086	153,952

*	See Notes to Consolidated Statements of Operations on Page 15.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	September 30,	September 30,
	DECEMBER 31,	JULY 2,
	2011	2011

Assets:
Current assets:
Cash and cash equivalents	$968,520	$675,334
Receivables, net	4,755,630	4,764,293
Inventories	2,513,922	2,596,470
Prepaid and other current assets	217,099	191,110

Total current assets	8,455,171	8,227,207
Property, plant and equipment, net	440,445	419,173
Goodwill	945,220	885,072
Other assets	331,966	374,117

Total assets	10,172,802	9,905,569

Less liabilities:
Current liabilities:
Borrowings due within one year	800,563	243,079
Accounts payable	3,567,762	3,561,633
Accrued expenses and other	654,593	673,016

Total current liabilities	5,022,918	4,477,728
Long-term debt	1,184,688	1,273,509
Other long-term liabilities	110,114	98,262

Total liabilities	6,317,720	5,849,499

Shareholders’ equity	$3,855,082	$4,056,070

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	September 30,	September 30,
	FIRST HALVES ENDED
	DECEMBER 31, 2011	JANUARY 1, 2011
Cash flows from operating activities:

Net income	$286,053	$279,208

Non-cash and other reconciling items:
Depreciation and amortization	44,653	39,490
Deferred income taxes	9,156	(21,696)
Stock-based compensation	22,395	20,769
Gain on bargain purchase and other	1,399	(29,023)
Other, net	34,081	31,017
Changes in (net of effects from businesses acquired):
Receivables	(99,251)	(545,192)
Inventories	2,681	(341,101)
Accounts payable	46,590	295,374
Accrued expenses and other, net	(101,942)	79,682

Net cash flow provided by (used for) operating activities	245,815	(191,472)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	450,000	450,000
Repayment of notes	—	(5,205)
Proceeds from bank debt, net	18,034	62,520
(Repayment of) proceeds from other debt, net	(509)	13,570
Repurchases of common stock	(220,951)	—
Other, net	776	1,219

Net cash flows provided by financing activities	247,350	522,104

Cash flows from investing activities:
Purchases of property, plant, and equipment	(70,850)	(70,205)
Cash proceeds from sales of property, plant and equipment	114	1,727
Acquisitions of operations, net of cash acquired	(107,573)	(626,871)

Net cash flows used for investing activities	(178,309)	(695,349)

Effect of exchange rates on cash and cash equivalents	(21,670)	29,546

Cash and cash equivalents:
- increase (decrease)	293,186	(335,171)
- at beginning of period	675,334	1,092,102

- at end of period	$968,520	$756,931

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	September 30,	September 30,	September 30,	September 30,
	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 31, 2011	JANUARY 1, 2011	DECEMBER 31, 2011	JANUARY 1, 2011

SALES:

Electronics Marketing	$3,595.6	$3,558.6	$7,411.9	$7,179.2

Technology Solutions	3,098.0	3,208.9	5,707.7	5,770.7

Consolidated	$6,693.6	$6,767.5	$13,119.6	$12,949.9

OPERATING INCOME (LOSS):

Electronics Marketing	$174.9	$183.4	$366.1	$375.5

Technology Solutions	118.9	105.2	183.9	161.9

Corporate	(28.4)	(31.9)	(61.5)	(58.1)

	$265.4	$256.7	$488.5	$479.3

Restructuring, integration and other charges	(34.5)	(29.1)	(34.5)	(57.2)

Consolidated	$230.9	$227.6	$454.0	$422.1

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

SECOND QUARTER AND FIRST HALF OF FISCAL 2012

(1) The results for the second quarter and first half of fiscal 2012 included restructuring, integration and other charges which totaled $34,505,000 pre-tax, $23,563,000 after tax and $0.16 per share on a diluted basis. Restructuring charges included therein were $28,938,000 pre-tax consisting of $19,792,000 for severance, $7,406,000 for facility exit costs and $1,740,000 for other restructuring charges, primarily other onerous lease liabilities. Integration costs and acquisition transaction costs were $3,449,000 pre-tax and $3,066,000 pre-tax, respectively. In addition, the Company recorded the reversal of $948,000 pre-tax to adjust reserves related to prior year restructuring activity which were no longer required.

Severance charges recorded in the second quarter of fiscal 2012 related to over 350 employees in sales, administrative and finance functions in connection with the cost reduction actions taken in all three regions in both operating groups with employee reductions of approximately 250 in EM and 100 in TS. Facility exit costs for vacated facilities related to nine facilities in the Americas, three in EMEA and two in Asia and consisted of reserves for remaining lease liabilities and the write-down of leasehold improvements and other fixed assets.

The results for the second quarter of fiscal 2011 included restructuring, integration and other charges which totaled $29,112,000 pre-tax, $20,827,000 after tax and $0.14 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included restructuring charges consisting of severance of $10,655,000 pre-tax and facility exit related costs, fixed asset write downs and related costs of $11,488,000 pre-tax which were incurred primarily as a result of the integration activities associated with the acquisitions. The Company also recognized integration costs of $8,774,000 pre-tax, acquisition transaction costs of $1,307,000 pre-tax, other charges of $373,000 pre-tax and a reversal of $3,485,000 pre-tax, primarily related to the reversal of restructuring reserves established in prior years which were no longer needed.

Results for the first half of fiscal 2011 included restructuring, integration and other charges which totaled $57,179,000 pre-tax, $40,989,000 after tax and $0.27 per share on a diluted basis and consisted of $18,934,000 pre-tax for severance, $13,913,000 pre-tax for facilities related costs, fixed asset write downs and related costs, $16,096,000 pre-tax for integration costs, $12,068,000 pre-tax for transactions costs associated with acquisitions and $373,000 pre-tax for other charges. The Company also recorded a reversal of $4,205,000 pre-tax to adjust reserves related to prior year restructuring activity that were no longer needed.

(2) During the second quarter and first half of fiscal 2012, the Company recognized other charges of $1,399,000 pre-tax, $854,000 after tax and $0.01 per share on a diluted basis, which related to a write-down of an investment in a small technology company and the write-off of certain deferred financing costs associated with the early termination of a credit facility.

During the first half of fiscal 2011, the Company acquired Unidux, Inc., a Japanese publicly traded electronics component distributor, through a tender offer. After evaluating all assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. In addition, the Company recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write-down of two buildings in EMEA.